SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              WEB4BOATS.COM, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                             84-1080043
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            identification No.)

                                 P.O. Box 1028
                          La Jolla, California 92038
                                (858) 459-2628
                   (Address of principal executive offices)

               	Individual Plans for Bobby Thomas
                             (Full title of plan)

                               Mr. Dennis Schlagel
                                   President
                                 P.O. Box 1028
                              La Jolla, CA 92038
                    (Name and address of agent for service)

                                (858) 459-2628
          (Telephone number, including area code of agent for service)

                          CALCULATION OF REGISTRATION FEE
=======================================================================
Title of        Proposed    maximum        Proposed  maximum  Amount of
securities     Amount to be offering price Aggregate offering Registration
to be registered registered per share                Price    fee
=======================================================================
Common Stock
($.001 par
value)         250,000         $0.115             $28,750      $7.59
=======================================================================
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on April 18,2001

                                    PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents filed by Web4Boats.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

          (a) the Company's General Form for Registration of Securities of Small Business Issuers Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10SB;

          (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a), above; and

          (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

          Our certificate of incorporation provides that directors and officers shall be indemnified to the fullest extent allowed by the laws of Delaware. Our bylaws provide that no director of officer of the Company shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Company, unless the same has resulted from his or her own willful misconduct, willful neglect or negligence. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our Company shall be paid by the Company unless such officer or director is adjudged liable for negligence or misconduct in the performance of his or her duties.

          This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     Exhibit
     NO.                    Description
     ---                    -----------
     4.0       Consulting Agreement  for Bobby Thomas


     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     24        Power of Attorney (Contained within Signature Page)

Item 9.   Undertakings

(a)       The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on April 18, 2001
                               Web4Boats.com, Inc.


                               By:  /s/ Dennis Schlagel
                                    ----------------------------------
                                    Dennis Schlagel, President & Director



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Schlagel and Blair J. Merriam, each of them acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                            Date
----------                  -----                            ----

/s/ Blair J. Merriam     General Manager                April 18, 2001
--------------------
Blair J. Merriam

/s/ Dennis Schlagel      Chief Financial Officer and    April 18, 2001
--------------------     Chief Accounting Officer
Dennis Schlagel

/s/ Daniel Thornton      Director                       April 18, 2001
--------------------
Daniel Thornton




                               INDEX TO EXHIBITS

     Exhibit                                                     Sequentially
     NO.                    Description                        Numbered Pages
     ---                    -----------                        --------------

     4.0       Consulting Agreement  for Bobby Thomas


     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     24        Power of Attorney (Contained within Signature Page)






                             				Exhibit 4.0








CONSULTING AGREEMENT



AGREEMENT made this 16th day of April, 2001, Bobby Thomas, dba,
High Power Consulting whose address is 650 Island way Suite# 406
Clearwater, Florida 33767 hereinafter referred to as the "Consultant", and Web4Boats.com, Inc., whose principal place of business is located at 6150 La Jolla Mesa Dr., San Diego, CA, hereinafter referred to as the "Company".

WHEREAS, Consultant desires to consult with the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said management of;

NOW, THEREFORE, it is agreed as follows:

1. Term. The respective duties and obligations of the contracting parties shall be for a period of one month commencing on May 8th 2001 and may be extended to a period of three months by the agreement of both parties. Either party may terminate this agreement at any time by thirty (30) day written notice to the other party, but such termination shall not affect the obligation of the Company to pay the Consultant's fees hereunder as consummated.

2. Appointment. The Company hereby authorizes Consultant on a nonexclusive basis to identify interested parties in this campaign that includes a customized advertising / marketing program geared to find and stimulate the interest in companies services which include boat ads and many other services found on the companies website. It is understood that the Consultant is acting as a consultant / finder of interested parties, and is not a licensed securities broker and shall have no authority to enter into commitments on the Company's behalf.

3. Consultants. Consultant shall be available to consult with the officers of the Company, and the heads of the administrative staff, at reasonable times, concerning matters pertaining to the level of interest in the companies sales of ad space.

4. Retainer. The retainer has been waived and Web4boats.com (EBOT) shall issue 250,000 free trading shares to conduct a campaign that is geared to find and stimulate the interest in companies services which include boat ads and many other services found on the companies website.

5. Additional Compensation. No additional compensation is required upon completion of the campaign The Company can at this point renew the contract for another month at the same rate as mentioned. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The
Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

6. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.



WHEREOF, the parties have hereunto executed this Agreement on the 11th day of April 2001.

"Company"

/S/ Dennis Schlagel
Web4boats.com


"Consultant"

/S/ Bobby Thomas
High Power Consulting.


                                                                  Exhibit 5.1



MARK CARTON, Attorney at Law_________________________________________________
                                            2130 Fillmore Street, Suite 162
                                              San Francisco, California 94115
                                                          Tel: (415) 567-5517

                                                        mcarton@earthlink.net



                                April 18, 2001

Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, CA 92038

		Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

	I have acted as counsel for Web4Boats.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 250,000 shares of the Company's Common Stock, $.001 par value, (the "Common Stock") issuable pursuant to the Company's plans with Bobby Thomas (the "Plans").

     	I have examined and am familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, documents, corporate records and certificates of public officials as I have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, as amended; and (iii) the record of all action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

     Based on the foregoing, it is my opinion that the shares of Common Stock issuable under the Plans are duly authorized and, when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable.

      Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

					MARK CARTON

                              /s/ Mark Carton

                                                                 Exhibit 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

I hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 18, 2000 appearing in Web4Boats.com, Inc.'s Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB for the fiscal year ended March 31, 2000.




/s/ Carl S. Sanko
- ----------------------
Carl S. Sanko

Topanga, California
April 18, 2001